Exhibit 99.1

Press Release
14 October 2010
Not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.
Completion of Acquisition of GLG Partners, Inc.
Man Group plc (“Man”) and GLG Partners, Inc. (“GLG”) are pleased to announce that the recommended acquisition of GLG by Man has been completed today, to create a multi-style, performance-focused alternative asset manager with funds of around $63 billion under management. GLG is now a wholly owned subsidiary of Man.
Peter Clarke, Chief Executive of Man, said:
“The acquisition of GLG is a significant milestone in Man’s development as a global leader in alternative asset management. The combined firm will have expertise in a wide range of investment styles including managed futures, equity, credit, emerging markets, global macro and multi-manager. Our unrelenting focus on delivering investment performance is allied to powerful product structuring, distribution and client service capabilities. Thanks to the swift and extensive progress we have made on integration planning, we are one business as of today. We look forward to introducing GLG’s exceptional investment management capabilities to a broader global market, and intend to make a fast start as a fully integrated business to harness cost and revenue synergies.”
An aggregate of 162,732,446 new Man shares have been issued in connection with the Acquisition to the GLG Exchange Stockholders (being Noam Gottesman, Pierre Lagrange and Emmanuel Roman, together with their related trusts and affiliates, and the Remainder Trusts that hold shares of GLG Common Stock transferred to them by limited partnerships whose members are individual participants in the GLG equity share plans). The new Man shares issued to Noam Gottesman, Pierre Lagrange and Emmanuel Roman and their related trusts and affiliate entities will be subject to the terms of the share lock-up agreements described in the circular to Man shareholders dated 6 August 2010. As contemplated by the relevant agreement, Noam Gottesman and his related trusts will dispose of certain of the new Man shares received by them to realise funds to satisfy tax liabilities incurred in connection with the Acquisition.
Admission to listing on the Official List of the UKLA and to trading of these new Man shares on the London Stock Exchange’s main market for listed securities occurred with effect from 8.00 a.m. today.
For a video interview with Peter Clarke, Chief Executive and Emmanuel Roman, Chief Operating Officer, please visit www.mangroupplc.com.
Terms defined in the circular to Man Shareholders dated 6 August 2010 have the same meanings when used in this announcement.

Enquiries
Miriam McKay
Head of Investor Relations and Financial Communications
+44 (0)20 7144 3809
miriam.mckay@mangroupplc.com
David Waller
Head of Media Relations
+44 (0)7793 903 509
david.waller@mangroupplc.com
Maitland (PR adviser to Man)
George Trefgarne
+44 20 7379 5151
Perella Weinberg Partners (lead financial adviser to Man)
Philip Yates
Graham Davidson
Toby Rolls
+44 (0)20 7268 2800
Merrill Lynch International (financial adviser, sponsor and corporate broker to Man)
Simon Fraser
Matthew Watkins
+44 (0)20 7628 1000
About Man Group
Man is a world-leading alternative investment management business. It has expertise in a wide range of liquid investment styles including managed futures, equity, credit, emerging markets, global macro and multi-manager, combined with powerful product structuring, distribution and client service capabilities. Man manages around $63 billon.
The original business was founded in 1783. Today, Man Group plc is listed on the London Stock Exchange and is a member of the FTSE 100 Index with a market capitalisation of around £4 billion.
Man Group is a member of the Dow Jones Sustainability World Index and the FTSE4Good Index. Man also supports many awards, charities and initiatives around the world, including sponsorship of the Man Booker literary prizes. Further information can be found at www.mangroupplc.com.
Important information
Perella Weinberg Partners, which is authorised and regulated in the United Kingdom by the FSA, is acting as financial adviser to Man and no-one else in connection with the matters set out in this announcement. Apart from the responsibilities and liabilities, if any, which may be imposed on Perella Weinberg Partners by FSMA or the regulatory regimes established thereunder, Perella Weinberg Partners accepts no responsibility to any person other than Man for providing the protections afforded to clients of Perella Weinberg Partners, nor for providing advice in relation to any matter referred to herein.
Merrill Lynch International, which is authorised and regulated in the United Kingdom by the FSA, is acting as financial adviser and sponsor to Man and no-one else in connection with the matters set out in this announcement. Apart from the responsibilities and liabilities, if any, which may be imposed on Merrill Lynch International by FSMA or the regulatory regimes established thereunder, Merrill Lynch International accepts no responsibility to any person other than Man for providing the protections afforded to customers of Merrill Lynch International nor for providing advice in relation to any matter referred to herein.
This announcement is not intended to, and does not constitute, or form part of, an offer to sell or an invitation to purchase or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. Shareholders of Man and stockholders of GLG are advised to read carefully the formal documentation in relation to the Acquisition.
The new Man shares issued in connection with the Acquisition to certain holders of GLG Common Stock may not be offered, sold, or, delivered, directly or indirectly, in, into or from the United States absent registration under the US Securities Act or an applicable exemption from registration.
The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. This announcement has been prepared for the purposes of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of England. The content of the website referred to in this announcement is not incorporated into and does not form part of this announcement.
Forward-looking statements
Certain statements in this announcement are forward-looking statements. By their nature, forward-looking statements involve a number of risks, uncertainties or assumptions that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. These risks, uncertainties or assumptions could adversely affect the outcome and financial effects of the plans and events described herein. Forward-looking statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Undue reliance should not be placed on forward-looking statements, which speak only as of the date of this announcement. Except as required by law or regulation, Man is not under an obligation to update or keep current the forward-looking statements contained in this announcement or to correct any inaccuracies which may become apparent in such forward-looking statements.
ENDS

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